Exhibit 10
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No.44 to Registration Statement No. 2-52711 on Form N-1A of our report dated February 20, 2009, relating to the financial statements and financial highlights of Merrill Lynch Ready Assets Trust (to be renamed Ready Assets Prime Money Fund) (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2008. We also consent to the reference to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.
/s/ Deloitte & Touche LLP
Princeton, New Jersey
April 27, 2009